Exhibit 10.3

OLD SECOND BANCORP, INC.

2008 EQUITY INCENTIVE PLAN

INCENTIVE STOCK OPTION

The Participant specified below has been granted this Option by Old Second Bancorp, Inc., a Delaware corporation (the “Company”) under the terms of the Old Second Bancorp, Inc., Inc. 2008 Equity Incentive Plan (the “Plan”).  The Option shall be subject to the following terms and conditions (the “Option Terms”):

Section 1.                                         Terms of Award.  The following words and phrases relating to the grant of the Option shall have the following meanings:

(a)                                 The “Participant” is                                            .

(b)                                The “Grant Date” is                                            .

(c)                                 The number of “Covered Shares” is                      shares of Stock.

(d)                                The “Exercise Price” is $                        per share.

Except where the context clearly implies to the contrary, any capitalized term in this award shall have the meaning ascribed to that term under the Plan.

Section 2.                                         Incentive Stock Option.  The Option is intended to constitute an “incentive stock option” as that term is used in Code Section 422.  To the extent that the aggregate fair market value (determined at the time of grant) of shares of Stock with respect to which incentive stock options are exercisable for the first time by the Participant during any calendar year under all plans of the Company and its Subsidiaries exceeds $100,000, the options or portions thereof which exceed such limit (according to the order in which they were granted) shall be treated as nonstatutory stock options.  It should be understood that there is no assurance that the Option will, in fact, be treated as an incentive stock option.

Section 3.                                         Vesting.  Subject to the limitations of the Option Terms, each installment of Covered Shares of the Option (“Installment”) shall become vested and exercisable on and after the “Vesting Date” for such Installment as described in the following schedule (but only if a Termination of Service has not occurred before the Vesting Date):

INSTALLMENT	VESTING DATE APPLICABLE TO INSTALLMENT
1/3 of Covered Shares	[date]
1/3 of Covered Shares	[date]
1/3 of Covered Shares	[date]

(a)                                 Notwithstanding the foregoing provisions of this Section 3, the Option shall become fully and immediately vested upon a Change in Control that occurs on or before the Participant’s Termination of Service or upon a Participant’s Termination of Service due to Retirement, Disability or death.

(b)                                The Option, once vested, may be exercised in whole or in part (but not as to less than 25 Covered Shares at any one time, unless fewer than 25 Covered Shares then remain and the Option is being exercised as to all such remaining Covered Shares).

(c)                                 The Option may only be exercised on or after the Termination of Service only as to that portion of the Covered Shares for which it was exercisable immediately prior to the Termination of Service, or became exercisable on the Termination of Service.

Section 4.                                         Expiration.  The Option shall not be exercisable after the Company’s close of business on the last business day that occurs prior to the Expiration Date.  The “Expiration Date” shall be the earliest to occur of:

(a)                                 the ten-year anniversary of the Grant Date;

(b)                                the one-year anniversary of the Termination of Service if the termination of employment or service occurs due to death or Disability;

(c)                                 the three-year anniversary of the Termination of Service if the termination of employment or service occurs due to Retirement; provided, however, that, if the Participant’s employment is terminated as a result of Retirement and the Option is not exercised on or before the three-month anniversary of the date upon which the Termination of Service occurs, the Option shall no longer be eligible for treatment as an incentive stock option;

(d)                                the three-month anniversary of the Termination of Service if the termination of employment or service occurs for reasons other than death, Disability or Retirement; or

(e)                                 the date on which the Participant engages in conduct which constitutes Cause.

Section 5.                                         Termination Followed by Death.  In the event that the Participant’s employment or service terminates by reason of Disability or Retirement, and within the exercise period following such termination the Employee dies, then the remaining exercise period under outstanding Options shall equal the longer of: (i) one (1) year following death; or (ii) the remaining portion of the exercise period which was triggered by the employment or service termination; provided, however, that the exercise period may not extend beyond the expiration date of the Options.  Such Options shall be exercisable by such person or persons who shall have been named as the Participant’s beneficiary, or by such persons who have acquired the Participant’s rights under the Option by will or by the laws of descent and distribution.

Section 6.                                         Method of Option Exercise.

(a)                                 Method of Exercise.  Subject to the Option Terms and the Plan, the Option may be exercised in whole or in part by filing an exercise notice with the Vice President of Human Resources of the Company at its corporate headquarters prior to the Company’s close of business on the last business day that occurs prior to the Expiration Date.  The notice requirement may only be satisfied by the method prescribed by the Committee; provided, however, the Committee shall retain the right to limit or expand the method of exercise to any one or more methods with respect to any individual Participant or group or class of Participants.  Such notice shall specify the number of Covered Shares which the Participant elects to purchase, and shall be accompanied by payment of the Exercise Price for such Covered Shares indicated by the Participant’s election.

(b)                                Payment of Exercise Price.  Payment may be by cash or, subject to limitations imposed by applicable law, by such means as the Committee from time to time may permit, including, (i) by tendering, either actually or by attestation, Stock acceptable to the Committee, valued at Fair Market Value on the date of exercise (which may include shares acquired hereunder); (ii) by irrevocably authorizing a third party, acceptable to the Committee, to sell Stock (or a sufficient portion of the shares) acquired upon exercise of the Option and to remit to the Company a sufficient portion of the sale proceeds to pay the entire Exercise Price; (iii) by personal, certified or cashiers’ check; (iv) by other property deemed acceptable by the Committee; or (v) any combination of the above.  If payment is made pursuant to clauses (i) or (ii) above, the Participant’s election must be made on or prior to the date of exercise of the Option and must be irrevocable.  The Option shall not be exercisable if and to the extent the Company determines that such exercise would violate applicable state or federal securities laws or the rules and regulations of any securities exchange on which the Stock is traded and shall not be exercisable during any blackout period established by the Company from time to time.

Section 7.                                         Delivery of Shares.  Delivery of Stock or other amounts under this Award Agreement and the Plan shall be subject to the following:

(a)                                 Compliance with Applicable Laws.  Notwithstanding any other provision of this Award Agreement or the Plan, the Company shall have no obligation to deliver any Stock or make any other distribution of benefits under this Award Agreement or the Plan unless such delivery or distribution complies with all applicable laws (including, the requirements of the Securities Act), and the applicable requirements of any securities exchange or similar entity.

(b)                                Certificates.  To the extent that this Award Agreement and the Plan provide for the issuance of Stock, the issuance may be effected on a non-certificated basis, to the extent not prohibited by applicable law or the applicable rules of any stock exchange.

Section 8.                                         Withholding.  The exercise of the Option is subject to withholding of all applicable taxes.  At the election of the Participant, and subject to such rules and limitations as may be established by the Committee from time to time, such withholding obligations may be satisfied (i) through cash payment by the Participant; (ii) through the surrender of shares of Stock by (actual delivery or by attestation) which the Participant already owns (provided, however, that to the extent shares described in this clause (ii) are used to satisfy more than the minimum statutory withholding obligation, as described below, then, except as otherwise provided by the Committee, payments made with shares of Stock in accordance with this clause (ii) shall be limited to shares held by the Participant for not less than six (6) months prior to the payment date); or (iii) through the surrender of shares of Stock to which the Participant is otherwise entitled under the Plan; provided, however, that such shares under this clause (iii) may be used to satisfy not more than the Company’s minimum statutory withholding obligation (based on minimum statutory withholding rates for Federal and state tax purposes, including payroll taxes, that are applicable to such supplemental taxable income).

Section 9.                                         Transferability.  The Option is not transferable by the Participant other than (i) by will or by the laws of descent and distribution or (ii) pursuant to a qualified domestic relations order, as defined in the Code or Title I of the Employee Retirement Income Security Act of 1974, as amended, and during the Participant’s life, may be exercised only by the Participant.  Except as provided in the preceding sentence, the Option may not be assigned, transferred (except as aforesaid), pledged or hypothecated by the Participant in any way whether by operation of law or otherwise, and shall not be subject to execution, attachment or similar process.  Any attempt at assignment, transfer, pledge or hypothecation, or other disposition of this Option contrary to the provisions hereof, and the levy of any attachment or similar process upon this option, shall be null and void and without effect.

Section 10.                                  Definitions.  For purposes of the Option Terms, words and phrases shall be defined as follows:

(a)                                 “Cause” means in the case of a Participant with a then-current written Compensation and Benefit Assurance Agreement (“Change in Control Agreement”), the definition of Cause set forth in the Change in Control Agreement.  For all other Participants, Cause means the (i) willful misconduct on the part of a Participant that is materially detrimental to the Company; or (ii) the conviction of a Participant for the commission of a felony or crime involving turpitude.  “Cause” under either (i) or (ii) shall be determined in good faith by the Company.

(b)                                “Disability” shall mean that a Participant (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering the Company’s employees.

(c)                                 “Retirement” means Termination of Service, other than for Cause, after either: (a) attainment of age sixty-five (65); or (b) attainment of age fifty-five (55) and completion of ten (10) years of service with the Company or a Subsidiary, as determined in the sole discretion of the Committee.

Section 11.                                  Heirs and Successors.  The Option Terms shall be binding upon, and inure to the benefit of, the Company and its successors and assigns, and upon any person acquiring, whether by merger, consolidation, purchase of assets or otherwise, all or substantially all of the Company’s assets and business.  If any rights of the Participant or benefits distributable to the Participant under this Agreement have not been exercised or distributed, respectively, at the time of the Participant’s death, such rights shall be exercisable by the Designated Beneficiary, and such benefits shall be distributed to the Designated Beneficiary, in accordance with the provisions of this Agreement and the Plan.  The “Designated Beneficiary” shall be the beneficiary or beneficiaries designated by the Participant in a writing filed with the Committee in such form and at such time as the Committee shall require.  If a deceased Participant fails to designate a beneficiary, or if the Designated Beneficiary does not survive the Participant, any rights that would have been exercisable by the Participant and any benefits distributable to the Participant shall be exercised by or distributed to the legal representative of the estate of the Participant.  If a deceased Participant designates a beneficiary and the Designated Beneficiary survives the Participant but dies before the Designated Beneficiary’s exercise of all rights under this Agreement or before the complete distribution of benefits to the Designated Beneficiary under this Agreement, then any rights that would have been exercisable by the Designated Beneficiary shall be exercised by the legal representative of the estate of the Designated Beneficiary, and any benefits distributable to the Designated Beneficiary shall be distributed to the legal representative of the estate of the Designated Beneficiary.

Section 12.                                  Administration.  The authority to manage and control the operation and administration of the Option Terms and the Plan shall be vested in the Committee, and the Committee shall have all powers with respect to the Option Terms as it has with respect to the Plan. Any interpretation of the Option Terms or the Plan by the Committee and any decision made by it with respect to the Option Terms or the Plan is final and binding on all persons.

Section 13.                                  Plan Governs.  Notwithstanding anything in the Option Terms to the contrary, the Option Terms shall be subject to the terms of the Plan, a copy of which may be obtained by the Participant from the office of the Secretary of the Company; and the Option Terms are subject to all interpretations, amendments, rules and regulations promulgated by the Committee from time to time pursuant to the Plan.

Section 14.                                  Interpretation.  The Option Terms are subject to all interpretations, amendments, rules and regulations promulgated by the Company from time to time.  Any interpretation of the Option Terms by the Company and any decision made by it with respect to the Option Terms are final and binding on all persons.  Notwithstanding anything in the Option Terms to the contrary, in the event of any discrepancies between the corporate records and the Option Terms, the corporate records shall control.

Section 15.                                  Not An Employment Contract.  The Option will not confer on the Participant any right with respect to continuance of employment or other service with the Company or any Related Corporation, nor will it interfere in any way with any right the Company or any Related Corporation would otherwise have to terminate or modify the terms of such Participant’s employment or other service at any time.

Section 16.                                  No Rights As Shareholder.  The Participant shall not have any rights of a shareholder with respect to the Shares subject to the Option, until a stock certificate has been duly issued following exercise of the Option as provided herein.

Section 17.                                  Amendment.  The Option Terms may be amended in accordance with the provisions of the Plan, and may otherwise be amended by written agreement of the Participant and the Company without the consent of any other person.

Section 18.                                  Section 409A Amendment.  The Committee reserves the right (including the right to delegate such right) to unilaterally amend this Award Agreement without the consent of the Participant in order to maintain an exclusion from the application of, or to maintain compliance with, Code Section 409A.  Participant’s acceptance of this Option award constitutes acknowledgement and consent to such rights of the Committee.

OLD SECOND BANCORP, INC.

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